Kewaunee Scientific Reports Record Sales and Earnings for First Quarter

STATESVILLE, N.C., Aug. 27, 2013 /PRNewswire/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported record sales and earnings for its first quarter ended July 31, 2013.

Net earnings for the quarter were $1,587,000 or $0.61 per diluted share, up from net earnings of $634,000, or $0.25 per diluted share, in the first quarter of the prior year. Sales for the quarter were $32,003,000, up 19.9% from sales of $26,683,000 in the first quarter last year. Earnings for the quarter benefited from higher sales and earnings from both Domestic and International Operations, as well as the favorable impact of the Company's buyout of the minority ownership in its principal international subsidiary.

During the quarter, the Company purchased the 49% minority ownership of its subsidiary, Kewaunee Labway Asia Pte. Ltd. The purchase of this additional ownership increased net earnings for the quarter by $140,000, or $0.05 per diluted share. Through its headquarters in Singapore and its subsidiary in India, Kewaunee Labway Asia serves as the Company's international center for sales and installation of laboratory furniture products and fume hoods.

Domestic Operations sales for the quarter were $27,073,000, up 19.6% from sales of $22,629,000 in the first quarter last year. Sales benefited from strong order activity from the Company's dealer network and a strong backlog of orders with customer ship dates during the quarter. In the domestic markets, increased activity for mid-size private sector laboratory construction projects more than offset fewer large projects and continued soft demand for publicly funded wood projects. The Company continues to increase market share, although pricing remains very competitive in all of its market segments.

International Operations sales for the quarter were $4,930,000, up 21.6% from sales of $4,054,000 in the first quarter last year. The Company continues to see good opportunities in the international markets, particularly in the growth markets of India, the Middle East, and Singapore.

The order backlog was $71.1 million at July 31, 2013, as compared to $80.2 million at April 30, 2013. The lower order backlog reflects several factors, including the composition of the Domestic backlog, which continues to transition to a higher percentage of orders received through the Company's dealer organization. These orders typically remain in the backlog for a shorter duration. The backlog also reflects the manufacturing and shipment of a large International project during the quarter that had been in the backlog for an extended period due to construction project delays. The Company continues to aggressively pursue laboratory project opportunities, both domestically and internationally.

The Company balance sheet and financial condition remain strong. Cash on hand was $5.0 million at the end of the quarter, as compared to $8.4 million at the end of the first quarter last year. Working capital was $24.8 million, as compared to $24.0 million at the end of the first quarter last year. Borrowings under the Company's revolving credit facility were $4.9 million at the end of the quarter, as compared to $6.1 million at the end of the first quarter last year, and total bank borrowings were $9.8 million, as compared to $9.7 million at the end of the first quarter last year.

In May 2013, the Company changed its corporate banking relationship and moved to a larger credit facility that provides increased limits and flexibility to better handle the Company's projected future cash needs. The new facility provides for a 3-year revolving credit facility that allows outstanding advances of up to $20 million, as compared to the previous limit of $15 million, and new 7-year term debt of $5 million, which replaced outstanding term debt of $3.5 million.

"We had an excellent quarter, both domestically and internationally," said David M. Rausch, Kewaunee's President and Chief Executive Officer. "During the quarter, the Company substantially benefited from the favorable timing of several projects. I also am extremely pleased with the performance achieved throughout our organization. In Statesville where Domestic sales were up nearly 20% over the prior year, our Metal Plant and Epoxy Resin Plant produced record shipments, while maintaining high levels of quality and productivity. Our International Operations also had an excellent quarter with sales up nearly 22% over the prior year. Despite these much higher volumes, our Associates continued to do an excellent job in controlling operating costs.

"Looking forward, the Company expects physical year 2014 to perform favorably over fiscal year 2013, although typically we experience variations in results from quarter-to-quarter due to our customers' construction schedules."

Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Laboratory furniture products include both steel and wood cabinetry, fume hoods, adaptable modular systems, moveable workstations, biological safety cabinets, and epoxy resin counters and sinks. Healthcare furniture products include laminate casework, storage systems, and related products for healthcare applications. Technical furniture products include column systems, slotted-post systems, pedestal systems, and stand-alone benches.

The Company's corporate headquarters are located in Statesville, North Carolina. Three manufacturing facilities are located in Statesville, NC serving the domestic and international markets. One manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company has subsidiaries in Singapore and India. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

Contact:	D. Michael Parker
704/871-3290

Kewaunee Scientific Corporation
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended
	July 31,
	2013	2012
Net sales	$ 32,003	$ 26,683
Cost of products sold	25,427	21,440
Gross profit	6,576	5,243
Operating expenses	4,144	4,138
Operating earnings	2,432	1,105
Other income	80	68
Interest expense	(88)	(114)
Earnings before income taxes	2,424	1,059
Income tax expense	807	371
Net earnings	1,617	688
Less: net earnings attributable to the noncontrolling interest	30	54
Net earnings attributable to Kewaunee Scientific Corporation	$ 1,587	$ 634

Net earnings per share attributable to
Kewaunee Scientific Corporation stockholders
Basic	$0.61	$0.25
Diluted	$0.61	$0.25

Weighted average number of common shares outstanding
Basic	2,596	2,581
Diluted	2,618	2,584

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	July 31,	April 30,
	2013	2013
Assets	(Unaudited)
Cash and cash equivalents	$4,408	$5,811
Restricted Cash	619	691
Receivables, less allowances	24,752	25,884
Inventories	12,334	13,203
Prepaid expenses and other current assets	2,076	1,641
Total Current Assets	44,189	47,230
Net property, plant and equipment	14,995	15,098
Other assets	6,675	6,414
Total Assets	$65,859	$68,742

Liabilities and Equity
Short-term borrowings and interest rate swap	$5,101	$6,997
Current portion of long-term debt	455	200
Accounts payable	8,234	10,406
Other current liabilities	5,626	4,512
Total Current Liabilities	19,416	22,115
Other non-current liabilities	15,433	12,934
Total Liabilities	34,849	35,049
Noncontrolling interest	224	2,017
Kewaunee Scientific Corporation equity	30,786	31,676
Total Equity	31,010	33,693
Total Liabilities and Equity	$65,859	$68,742